As filed with the Securities and Exchange Commission on January 27, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VectivBio Holding AG

(Exact name of Registrant as specified in its charter)

Switzerland	N.A.
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Aeschenvorstadt 36 4051 Basel, Switzerland	N.A.
(Address of Principal Executive Offices)	(Zip Code)

VectivBio Holding AG 2021 Equity Incentive Plan

(Full title of the plan)

VectivBio US, Inc.

60 Broad St. Suite 3502

New York, New York 10004

Telephone: +1 800 811 9520

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan Sansom Brandon Fenn Divakar Gupta Cooley LLP 55 Hudson Yards New York, NY 10001 +1 212 479 6000 +1 212 479 6000	Andreas Müller Homburger AG Prime Tower Hardstrasse 201 CH-8005 Zurich Switzerland +41 43 222 10 00

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

VectivBio Holding AG (the “Company”) is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) to register an additional 6,760,000 ordinary shares issuable under the Company’s 2021 Equity Incentive Plan, as amended by the Amendment No. 1 to 2021 Equity Incentive Plan.

As used in this Registration Statement, unless the context otherwise requires, references to “we,” “us” and “our” refer to VectivBio Holding AG.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by us with the Commission are incorporated by reference into this Registration Statement:

(a) the contents of the Registration Statement on Form S-8 filed on April 27, 2021 (File No. 333-255524) under the Securities Act;

(b) the Annual Report on Form 20-F for the fiscal year ended December 31, 2021 filed on April 7, 2022 (File No. 001-40316) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(c) the Reports on Form 6-K filed with the SEC on March  30, 2022, April  7, 2022 (as amended by the Form 6-K/A filed on April  7, 2022), June  9, 2022, June  16, 2022, July  1, 2022, October  13, 2022 (excluding Exhibits 99.1, 99.3 and 99.4), October  13, 2022, October 18, 2022, December  9, 2022, December 30, 2022, and January 10, 2023.

All documents filed with the Commission by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and reports on Form 6-K furnished to the Commission subsequent to the date hereof and prior to the filing of a post-effective amendment indicating that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date such reports are filed or furnished, as applicable.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

The following is a summary of the material terms of our share capital and current articles of association. Such summaries do not purport to be complete. For a more complete discussion, please refer to our articles of association, a copy of which can be accessed on our website www.vectivbio.com. Information contained on, or that can be accessible through, our website is not a part of this Registration Statement and the inclusion of our website address in this Registration Statement is an inactive textual reference only.

The Company

We are a Swiss stock corporation (Aktiengesellschaft) organized under the laws of Switzerland. We were incorporated on May 22, 2019 with our registered office and domicile in Basel, Canton of Basel-City, Switzerland. Our registered office and head office are currently located at Aeschenvorstadt 36, 4051 Basel, Switzerland.

Share Capital

As of December 31, 2022, our share capital as registered with the commercial register of the Canton of Basel-Stadt, Switzerland, or the Commercial Register, amounted to CHF 3,369,589.50, divided into 67,391,790 ordinary shares with a nominal value of CHF 0.05 each.

Changes in our Share Capital

In this section, our share capital and the number and nominal value of shares are presented as of the date of the relevant transaction, without accounting for (i) the five-to-one reverse split of our registered shares effected on April 1, 2021, or (ii) the conversion of our preferred shares into ordinary shares immediately prior to the completion of our initial public offering on April 13, 2021.

As of the date of our incorporation, our share capital as registered in the Commercial Register amounted to CHF 471,153.56, divided into 47,115,356 ordinary shares with a nominal value of CHF 0.01 each. Since our incorporation, the events described below have changed the number and classes of our issued and outstanding share capital.

On September 9, 2019, our share capital as registered in the Commercial Register on September 10, 2019 was increased by CHF 13,600.00 through the issuance of 1,360,000 ordinary shares with a nominal value of CHF 0.01 each.

On December 10, 2019, our share capital as registered in the Commercial Register on December 17, 2019 was increased by CHF 4,500.00 through the issuance of 450,000 ordinary shares with a nominal value of CHF 0.01 each.

On February 5, 2020, our share capital as registered in the Commercial Register on February 12, 2020 was increased by CHF 21,850.00 through the issuance of 2,185,000 ordinary shares with a nominal value of CHF 0.01 each.

On September 11, 2020, our share capital as registered in the Commercial Register on September 21, 2020 was increased by CHF 707,037.23 through the issuance of 14,100,000 ordinary shares, 20,979,805 series A1 preferred shares and 35,623,918 series A2 preferred shares, in each case with a nominal value of CHF 0.01 each.

On September 29, 2020, our share capital as registered in the Commercial Register on October 19, 2020 was increased by CHF 121,642.66 through the issuance of 12,164,266 series A2 preferred shares with a nominal value of CHF 0.01 each.

In the five-to-one reverse split of all issued shares effected on April 1, 2021, 44 ordinary shares, 25 series A1 preferred shares and 46 series A2 preferred, each with a nominal value of CHF 0.01 per share, were issued by way of conversion of equity surplus into share capital to balance fractional shares, increasing our share capital by CHF 1.15, and (i) 65,210,400 ordinary shares, (ii) 20,979,830 series A1 preferred shares, and (iii) 47,788,230 series A2 preferred shares, each with a nominal value of CHF 0.01 per share, were consolidated into (i) 13,042,080 ordinary shares, (ii) 4,195,966 series A1 preferred shares and (iii) 9,557,646 series A2 preferred shares, each with a nominal value of CHF 0.05 per share.

On April 13, 2021, all series A1 preferred shares and series A2 preferred shares were converted into ordinary shares at a one-to-one ratio and our share capital as registered in the Commercial Register on April 13, 2021 was increased by CHF 453,308.80 through the issuance of 9,066,176 ordinary shares with a nominal value of CHF 0.05 each.

On September 9, 2021, our share capital as registered in the Commercial Register on September 9, 2021 was increased by CHF 9,280.40 through the issuance of 185,608 ordinary shares with a nominal value of CHF 0.05 each.

On November 26, 2021, our share capital as registered in the Commercial Register on November 26, 2021 was increased by CHF 29,411.85 through the issuance of 588,237 ordinary shares with a nominal value of CHF 0.05 each.

On May 6, 2022, our share capital as registered in the Commercial Register on May 6, 2022 was increased by CHF 152,650.40 through the issuance of 3,053,008 ordinary shares with a nominal value of CHF 0.05 each.

On June 17, 2022, our share capital as registered in the Commercial Register on June 17, 2022 was increased by CHF 285,750.00 through the issuance of 5,715,000 ordinary shares with a nominal value of CHF 0.05 each.

On June 23, 2022, our share capital as registered in the Commercial Register on June 23, 2022 was increased by CHF 58,897.00 through the issuance of 1,177,940 ordinary shares with a nominal value of CHF 0.05 each.

On June 30, 2022, our share capital as registered in the Commercial Register on July 4, 2022 was increased by CHF 205,506.45 through the issuance of 4,110,129 ordinary shares with a nominal value of CHF 0.05 each.

On October 17, 2022, our share capital as registered in the Commercial Register on October 17, 2022 was increased by CHF 835,000.00 through the issuance of 16,700,000 ordinary shares with a nominal value of CHF 0.05 each.

Certain Important Provisions of our Articles of Association, Organizational Regulations and Swiss Law

The following is a summary of certain important provisions of our articles of association, organizational regulations and certain related provisions of Swiss law. Please note that this is only a summary and is not intended to be exhaustive. For a more complete discussion, please refer to our articles of association, organizational regulations and Swiss law.

On January 1, 2023, legislation that modernized certain aspects of Swiss corporate law (the Swiss corporate law reform (Aktienrechtsrevision)) entered into force. Most relevantly, the legislative reform addressed, among other topics, (i) the modernization and increased flexibility for a stock corporation’s capital base, (ii) corporate governance and executive compensation matters, (iii) the strengthening of shareholder rights and the protection of minorities, (iv) financial distress / restructuring measures and (v) certain socio-political topics (e.g., gender representation and disclosure requirements for companies active in the raw materials sector, which, subject to transitional periods, entered into force on January 1, 2021). The Swiss corporate law reform is subject to certain transitional periods as provided for therein. In particular, Swiss stock corporations registered with the Commercial Register on January 1, 2023, are required to amend their articles of association and organizational regulations in line with the new legislation within a transitional period of two years, i.e., until January 1, 2025. For that purpose, we intend to propose certain amendments to our articles of association at the next annual general meeting of shareholders. Certain amendments that are expected to be proposed are summarized below. An overview of all proposed amendments will be published together with the invitation to the next annual general meeting of shareholders. Until such amendments have been adopted and approved by the general meeting of shareholders, our current articles of association remain in full force and effect.

Share Capital and Shares

Ordinary Capital Increase, Authorized Share Capital / Capital Range and Conditional Share Capital

Under Swiss corporate law, we may increase our share capital (Aktienkapital) with a resolution of the general meeting of shareholders (ordinary capital increase) that must be carried out by the board of directors within six months in order to become effective. Under Swiss corporate law, in case of a subscription and increase against contributions in cash, a resolution passed by a majority of the votes represented at the general meeting of shareholders is required. In case of a subscription and increase through the conversion of equity surplus, against contributions in kind, by set-off against a claim, or the granting of special benefits, or when shareholders’ statutory pre-emptive rights are limited or withdrawn, a resolution passed by two-thirds of the votes represented at a general meeting of shareholders and the majority of the nominal value of the shares represented is required.

Furthermore, under the Swiss Code of Obligations, or the CO, our shareholders, by a resolution passed by two thirds of the votes represented at a general meeting of shareholders and the majority of the nominal value of the shares represented at such meeting, may empower the board of directors to issue shares of a specific aggregate nominal amount, in each case up to a maximum of 50% of the existing share capital as registered in the Commercial Register, in the form of:

•

conditional capital (bedingtes Kapital) for the purpose of issuing shares (i) through the exercise or mandatory exercise of conversion, exchange, option, warrant or similar rights for the subscription of shares granted to shareholders or third parties in connection with bonds, notes, options warrants or other securities or contractual obligations of the Company or any of its group companies or (ii) through the issuance of rights to subscribe for new shares to members of the board of directors, members of the executive committee or employees of the Company or its group companies or third parties to subscribe for new shares; and/or

•

a capital range (Kapitalband) to be utilized by the board of directors for capital increases and/or capital reductions, as applicable, subject to the articles of association, within a period determined by the shareholders but not exceeding five years from the date of the shareholder approval. If and when adopted and approved by the general meeting of shareholders, the capital range will replace the authorized capital (genehmigtes Kapital) as currently provided for in our articles of association (see below).

Pursuant to our articles of association, any subscription and direct or indirect acquisition of new shares either in connection with or under an ordinary capital increase, authorized or conditional share capital or (if and when adopted) within a capital range and any subsequent transfer of such shares are subject to certain transfer restrictions.

Pre-emptive Rights

Pursuant to the CO, shareholders have pre-emptive rights (Bezugsrechte) to subscribe for newly issued shares. With respect to conditional capital in connection with the issuance of conversion or option rights, convertible bonds or similar debt instruments, shareholders have advance subscription rights (Vorwegzeichnungsrechte) for the subscription of these instruments.

A resolution passed at a general meeting of shareholders by two-thirds of the votes represented at a general meeting of shareholders and the majority of the nominal value of the shares represented at such meeting may withdraw or limit (in case of an ordinary capital increase) or authorize our board of directors to withdraw or limit the pre-emptive rights and/or advance subscription rights in certain circumstances.

If pre-emptive rights are granted, but not exercised, our board of directors may allocate such unexercised pre-emptive rights at its discretion.

With respect to our authorized share capital, which, following the entry into force of the Swiss corporate law reform, remains in full force and effect until the earlier of (i) the introduction of a capital range by the general meeting of shareholders, (ii) its full use through the issuance of new shares, or (iii) the expiry of the authorized share capital on June 30, 2024, our board of directors is authorized by our articles of association to withdraw or limit the pre-

emptive rights of existing shareholders, and to allocate them to third parties, the Company or any of its group companies if:

•	the issue price of the newly issued shares is determined by reference to the market price;

•

the newly issued shares are used for raising capital in a fast and flexible manner, which would not be possible, or might only be possible with great difficulty or delays or at significantly less favorable conditions, without the exclusion of the pre-emptive rights of existing shareholders;

•

the newly issued shares are used for the acquisition of companies, part(s) of companies or participations, for the acquisition of products, intellectual property or licenses by or for investment projects of the Company or any of its group companies, or for the financing or refinancing of any of such transactions through a placement of shares;

•

the newly issued shares are used for purposes of broadening our shareholder constituency in certain geographic, financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing of new shares on domestic or foreign stock exchanges;

•

the newly issued shares are used for purposes of granting an over-allotment option or an option to purchase additional shares in a placement or sale of shares to the respective initial purchaser(s) or underwriter(s);

•

the newly issued shares are used for the participation of members of the board of directors, members of the executive committee, employees, contractors, consultants or other persons performing services for the benefit of the Company or any of its group companies;

•

a shareholder or a group of shareholders acting in concert having accumulated shareholdings in excess of 18% of the share capital registered in the Commercial Register without having submitted to all other shareholders a takeover offer recommended by the board of directors; or

•

the newly issued shares are used for the defense of an actual, threatened or potential takeover offer that the board of directors, upon consultation with an independent financial advisor retained by it, has not or will not recommend to the shareholders to accept on the basis that the board of directors does not find such takeover offer to be financially fair to the shareholders or to be in the Company’s interest.

Pursuant to our articles of association, our board of directors is entitled to permit, to restrict or to exclude the trading in pre-emptive rights. The board of directors may further permit the expiration of pre-emptive rights that have not been exercised, or it may place such rights or shares as to which pre-emptive rights have been granted, but not exercised, at market conditions or may use them otherwise in the interest of the Company.

Our Authorized Share Capital

Under our articles of association, our board of directors is authorized to increase the share capital at any time, including in connection with an intended takeover, until June 30, 2024, by a maximum aggregate amount of CHF 157,218.00 through the issuance of not more than 3,144,360 ordinary shares, which would have to be fully paid-in, with a nominal value of CHF 0.05 each.

Increases in partial amounts are permitted. Our board of directors has the power to determine the issue price, the type of contribution, the date of issue, the conditions for the exercise of pre-emptive rights and the beginning date for dividend entitlement.

Our board of directors is also authorized to withdraw or limit pre-emptive rights as described above. This authorization is exclusively linked to the particular available authorized share capital set out in the respective article. If the period to increase the share capital lapses without having been used by the board of directors, the authorization to withdraw or limit the pre-emptive rights lapses simultaneously with such authorized capital.

In accordance with the Swiss corporate law reform, we intend to propose the introduction of a capital range at the next annual general meeting of shareholders, which, if and when adopted and approved by the general meeting of shareholders, will replace the authorized share capital.

Our Conditional Share Capital

Conditional Share Capital for Participation Programs

Our share capital may be increased by a maximum aggregate amount of CHF 541,332.00 through the issuance of up to 10,826,640 ordinary shares, which would have to be fully paid-in, with a nominal value of CHF 0.05 each, through the issuance of rights to subscribe for new shares to members of the board of directors, members of the executive committee, employees, contractors or consultants of the Company or one of its group companies, or other persons providing services to the Company or one of its group companies. Shares, options or subscription rights therefor shall be issued pursuant to one or more regulations to be issued by our board of directors, or to the extent delegated to it, our compensation committee, and in each case in accordance with our articles of association. Shares, options or subscription rights therefor may be issued at a price or with an exercise price lower than the market price. The pre-emptive rights and advance subscription rights of our shareholders are excluded in connection with the issuance of any shares, options or subscription rights therefor.

Conditional Share Capital for Financing, Acquisition and Other Purposes

In addition, our share capital may be increased, including in connection with an intended takeover, by a maximum aggregate amount of CHF 450,886.00 through the issuance of up to 9,017,720 ordinary shares, which would have to be fully paid-in, with a nominal value of CHF 0.05 each, through the exercise or mandatory exercise of conversion, exchange, option or warrant rights or rights for the subscription of shares or the triggering of conversion, exchange, purchase or similar obligations for the subscription of shares granted to, or imposed on, shareholders or third parties in connection with bonds, notes, options, warrants or other securities or contractual obligations by the Company or any of its group companies. The pre-emptive rights of shareholders are excluded upon conversion, exchange, exercise or the triggering of any of the aforementioned financial instruments in connection with the issuance of ordinary shares, and the then-current owners of such financial instruments are entitled or obligated to acquire the new ordinary shares upon conversion, exchange, exercise or the triggering of any financial instrument. The main conditions of such financial instruments are to be determined by our board of directors.

When issuing relevant financial instruments, our board of directors is authorized to limit or withdraw the advance subscription rights of shareholders to subscribe for the relevant financial instrument:

•

if the issuance is for purposes of financing or refinancing, or the payment for, the acquisition of companies, parts of a company, participations, products, intellectual property rights, licenses or investments;

•	if the issuance occurs in national or international capital markets or through a private placement;

•

following a shareholder or a group of shareholders acting in concert having accumulated shareholdings in excess of 18% of the share capital registered in the Commercial Register without having submitted to all other shareholders a takeover offer recommended by the board of directors;

•

for the defense of an actual, threatened or potential takeover offer that the board of directors, upon consultation with an independent financial adviser retained by it, has not recommended or will not recommend to the shareholders to accept on the basis that the board of directors has not found such takeover offer to be financially fair to the shareholders or to be in the Company’s interest; or

•

if the financial instruments are issued at reasonable terms and conditions, in particular if (1) the financial instruments are issued or entered into at market conditions, (2) the conversion, exchange or exercise price of the financial instruments is set with reference to, and/or subject to change based upon, the valuation of the Company’s equity and/or market conditions, and (3) the financial instruments may be converted, exchanged, exercised or triggered during a maximum period of 10 years from the date of the relevant issuance or contract conclusion.

Uncertificated Securities

Our shares are uncertificated securities (Wertrechte, within the meaning of article 973c of the CO) and, when administered by a custodian (Verwahrungsstelle, within the meaning of the Federal Act on Intermediated Securities, or FISA), qualify as intermediated securities (Bucheffekten, within the meaning of the FISA). In accordance with article 973c of the CO, we maintain a non-public register of uncertificated securities (Wertrechtebuch). We may at any time without the approval of our shareholders and at our cost convert shares issued as uncertificated securities into another form (including global certificates) or convert shares issued in one form into another form. Following the entry in the share register, a shareholder may at any time request from us a written confirmation in respect of the shares held by such shareholder. Shareholders are not entitled, however, to request the printing and delivery of certificates or the conversion of the shares in one form into another form. We may print and deliver certificates for shares at any time.

General Meeting of Shareholders

Ordinary and Extraordinary General Meetings of Shareholders

The general meeting of shareholders is our supreme corporate body. Under Swiss corporate law, ordinary and extraordinary general meetings of shareholders may be held.

An annual ordinary general meeting of shareholders must be held annually within six months after the close of a corporation’s financial year. In our case, this means on or before June 30 of any calendar year. The annual general meeting of shareholders is convened by our board of directors or, if necessary, our auditors.

Pursuant to our articles of association, an extraordinary general meeting of shareholders may be called (1) by a resolution of the board of directors or by our auditors, in each case when deemed necessary, or by our liquidators or the representatives of bondholders, if any, (2) if so resolved by a general meeting of shareholders or (3) if shareholders who hold, alone or together, ordinary shares representing at least 10% of the share capital request such general meeting of shareholders in writing, indicating the matters to be discussed and the corresponding proposals and, in case of elections, the names of the nominated candidates, including the information required for a request for inclusion of an item on the agenda as set forth below (“—Agenda Requests”). In accordance with the Swiss corporate law reform, we intend to propose an amendment to our articles of association allowing shareholders who hold, alone or together, ordinary shares representing at least 5% of the share capital or the votes to request the calling of an extraordinary general meeting of shareholders.

Further, our board of directors may convene an extraordinary general meeting of shareholders and propose financial restructuring measures falling within the powers of the general meeting of shareholders if (i) we are threatened to become illiquid or (ii), based on our annual stand-alone statutory balance sheet, half of our share capital and reserves are no longer covered by our assets.

Powers

Under Swiss corporate law, the following powers are vested exclusively in the general meeting of shareholders:

•	adoption and amendment of the articles of association, including an amendment of the purpose or the relocation of the registered office;

•	election and dismissal of the members of the board of directors, the chairperson of the board of directors, the members of the compensation committee, the independent proxy and the auditors;

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approval of the annual management report, the annual consolidated financial statements and the annual stand-alone statutory financial statements and decision on the allocation of profits shown on the balance sheet, in particular with regard to dividends and the repayment of the statutory capital reserves, and determination of interim dividends and the approval of the interim financial statements required therefor;

•	approval of the compensation of the board of directors and of the executive committee pursuant to the articles of association;

•	granting discharge from liability to the members of the board of directors and the persons entrusted with management;

•	the delisting of the Company’s equity securities; and

•

passing of resolutions as to all matters reserved by law or under the articles of association to the general meeting of shareholders or that are submitted to the general meeting of shareholders by our board of directors subject to its non-transferable and inalienable powers and duties.

Voting and Quorum Requirements

Shareholder resolutions and elections (including elections of members of the board of directors) require the affirmative vote of the majority of the votes represented at the general meeting of shareholders, unless otherwise stipulated by law or our articles of association.

Under Swiss corporate law or our articles of association, a resolution of the general meeting of shareholders passed by two-thirds of the votes represented at the meeting and the majority of the nominal value of the shares represented at such meeting is required for:

•	the amendment of the Company’s purpose;

•	a combination of shares (reverse share split);

•	the creation of shares with privileged voting rights;

•	the restriction on the transferability of shares and the cancellation of such a restriction;

•	the introduction of a conditional capital or the introduction of a capital range;

•	an increase in share capital through the conversion of equity surplus, against contribution in kind, by set-off against a claim, or the granting of special benefits;

•	the limitation or withdrawal of pre-emptive rights;

•	the conversion of participation certificates into shares;

•	the change of currency of the share capital;

•	the introduction of the casting vote of the acting chair in the general meeting of shareholders;

•	the delisting of the Company’s equity securities;

•	the relocation of the registered office of the Company;

•	the introduction of an arbitration clause in the articles of association;

•	the dissolution of the Company;

•	the dismissal of any member of the board of directors, of the chairperson of the board of directors or of any member of the compensation committee before the end of his or her term of office; and

•

the amendment or repeal of the registration or voting restrictions, the provision setting a maximum board size, and the provision for indemnification of the members of the board of directors and the executive committee set forth in our articles of association.

The same voting requirements generally apply to resolutions regarding transactions among corporations based on Switzerland’s Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets of 2003, as amended, or the Swiss Merger Act (including a merger, demerger or conversion of a corporation); see “—Compulsory Acquisitions; Appraisal Rights.”

In accordance with Swiss law and generally accepted business practices, our articles of association do not provide for quorum requirements generally applicable to general meetings of shareholders. To this extent, our practice varies from the requirement of Nasdaq Listing Rule 5620(c), which requires an issuer to provide in its bylaws for a generally applicable quorum, and that such quorum may not be less than one third of the outstanding voting shares.

Notice

Pursuant to Swiss corporate law and our articles of association, general meetings of shareholders must be convened by our board of directors at least 20 calendar days before the date of the meeting. The general meeting of shareholders is convened by way of a notice appearing in our official publication medium, currently the Swiss Official Gazette of Commerce. Pursuant to our articles of association, shareholders of record may also be informed by ordinary mail, by e-mail or on our website. Further, the notice of a general meeting of shareholders must include the items on the agenda, the proposals of our board of directors and the shareholder(s) who requested that a general meeting of shareholders be held or an item be included on the agenda and, in case of elections, the names of the proposed candidates. Except in the limited circumstances listed below, a resolution may not be passed at a general meeting without proper notice.

Pursuant to Swiss corporate law and our articles of association, our annual report, the compensation report and the auditors’ reports must be made available electronically to the shareholders at least 20 calendar days prior to the annual general meeting of shareholders.

Agenda Requests

Pursuant to our articles of association, shareholders who alone or together either (1) hold shares with an aggregate nominal value of at least CHF 1,000,000 or (2) represent at least 10% of the share capital may request that an item be included on the agenda for a general meeting of shareholders. To be timely, the shareholder’s request must be made at least 45 calendar days in advance of the meeting. The request must be made in writing and contain, for each of the agenda items, the following information:

•	a brief description of the business desired to be brought before the general meeting of shareholders and the reasons for conducting such business at the general meeting of shareholders;

•	the proposals regarding the agenda item;

•	the name and address, as they appear in the share register, of the shareholder proposing such business;

•	the number of shares which are beneficially owned by such shareholder (including documentary support of such beneficial ownership);

•	the dates upon which the shareholder acquired such shares;

•	any material interest of the proposing shareholder in the proposed business;

•	a statement in support of the matter; and

•	all other information required under the applicable laws and stock exchange rules.

In accordance with the Swiss corporate law reform, we intend to propose an amendment to our articles of association allowing shareholders who hold, alone or together, ordinary shares representing at least 0.5% of the share capital or the votes to request that an item be included on the agenda or a proposal relating to an agenda item be included in the notice convening a general meeting of shareholders.

In addition, if the shareholder intends to solicit proxies from the shareholders of a company, such shareholder shall notify the company of this intent in accordance with SEC Rule 14a-4 and/or Rule 14a-8.

Shareholder Proposals

Under Swiss corporate law and our articles of association, at any general meeting of shareholders any shareholder may put proposals to the meeting related to items already on the agenda. In addition, even if the proposal is not part of any agenda item, any shareholder may propose to the meeting to convene an extraordinary general meeting of shareholders or to have a specific matter investigated by means of a special investigation where this is necessary for the proper exercise of shareholders’ rights.

Voting Rights

Subject to the voting rights limitation set forth in our articles of association, each of our shares entitles a holder to one vote. The shares are not divisible. We only accept one representative per share and the voting right and the rights associated therewith may only be exercised vis-à-vis us by a shareholder, usufructuary or nominee to the extent that such person is registered in the share register with voting rights at a cut-off date to be determined by our board of directors. Those entitled to vote in the general meeting of shareholders may be represented by the independent proxy (annually elected by the general meeting of shareholders), by their legal representative or by any other representative of their choice with authorization to act as proxy.

Our articles of association contain provisions that prevent investors from acquiring voting rights exceeding 18% of our issued share capital. Subject to Swiss law and our articles of association, no person or entity shall be registered in the share register as a shareholder with voting rights for, and no person or entity may directly or indirectly, formally, constructively or beneficially own, or otherwise control or direct, alone or together with third parties, voting rights (whether exercisable or not) with respect to, more than 18% of the share capital registered in the Commercial Register. Legal entities and partnerships or other groups of persons or joint owners who are interrelated to one another through capital ownership, voting rights, uniform management or otherwise linked as well as individuals, legal entities or partnerships who act in concert or otherwise act in a coordinated manner or acquire shares indirectly shall be treated as one single person. Specifically, if an individual or legal entity acquires ordinary shares and, as a result, directly or indirectly, has voting rights with respect to more than 18% of the share capital registered in the Commercial Register, the ordinary shares exceeding the limit of 18% shall be entered in the share register as shares without voting rights.

This restriction also applies to persons or entities who hold or acquire some or all of their shares through nominees, including via Cede & Co., New York (or any successor), as the nominee of The Depository Trust Company, New York, acting in its capacity as clearing nominee. Our board of directors may, in its own discretion, register persons who declare in the registration application that they hold the shares as nominees on behalf of third-party beneficiaries in the share register as shareholders with voting rights. However, if shares are being held by a nominee for third-party beneficiaries, which control or direct (alone or together with third parties) voting rights with respect to more than 18% of the share capital registered in the Commercial Register, our articles of association provide that our board of directors may cancel the registration of the shares with voting rights held by such nominee in excess of the limit of 18%. Furthermore, our articles of association contain provisions that allow our board of directors to make the registration with voting rights of shares held by a nominee subject to conditions, limitations and reporting requirements and to impose or adjust such conditions, limitations and requirements once registered. However, any shareholders already being registered with, and/or having been allocated, more than 18% of the share capital registered in the Commercial Register prior to April 13, 2021 (if any) will remain or will be registered with voting rights for such shares. Furthermore, our board of directors may resolve not to apply, in part or in full, these restrictions or limits by way of exception for justified reasons with the majority vote of two-thirds of all its members.

Further, no shareholder may exercise, directly or indirectly, voting rights with respect to own or represented shares in excess of 18% of the share capital registered in the Commercial Register. This voting rights limitation applies equally to parties acting in concert. Our board of directors may resolve not to apply this voting rights limitation by way of exception for justified reasons with the majority vote of two-thirds of all its members. This voting rights limitation does not apply to the exercise of voting rights by shareholders or their proxies to the extent that their shares are validly registered with voting rights in the share register pursuant to our articles of association and they are still in compliance with our articles of association.

Dividends and Other Distributions

Our board of directors may propose to the general meeting of shareholders that a dividend or other distribution be paid but cannot itself authorize the dividend or distribution. Under Swiss law and our articles of association, dividend payments and other distributions require a resolution passed by a majority of the votes represented at a general meeting of shareholders. In addition, our auditors must confirm that the dividend or distribution proposal of our board of directors conforms to Swiss statutory law and our articles of association.

Under Swiss law, we may pay dividends (including interim dividends) only if we have sufficient distributable profits (Bilanzgewinn) or distributable reserves, each as evidenced by our audited stand-alone statutory balance sheet prepared pursuant to Swiss law, and after allocations to reserves required by Swiss law or the articles of association have been deducted.

Distributable reserves are generally booked either as voluntary “retained earnings” (freiwillige Gewinnreserven), as statutory “retained earnings” (gesetzliche Gewinnreserve), as statutory capital reserves (gesetzliche Kapitalreserve) or as reserves from capital contributions (Kapitaleinlagereserven). Under the CO, if our statutory retained earnings and our statutory capital reserves amount to less than 20% of our paid-in nominal share capital, then at least 5% of our annual net profit must be retained as statutory “retained earnings”. The CO permits us to accrue additional voluntary reserves within certain statutory limitations. Further, we are required to present the amount of the purchase price of own shares repurchased (whether by us or a subsidiary) as a negative item in equity, or as reserves for own shares, respectively, in our annual stand-alone statutory balance sheet, and such amount may not be used for dividends or subsequent repurchases. Finally, the CO under certain circumstances requires the creation of revaluation reserves which are not distributable.

Distributions out of issued share capital (i.e., the aggregate nominal value of our issued shares) are not allowed and may be made only by way of a share capital reduction. Unless carried out within the capital range, such a capital reduction requires a resolution passed by a majority of the votes represented at a general meeting of shareholders. The resolution of the shareholders must be recorded in a public deed and a special audit report must confirm that claims of our creditors remain fully covered despite the reduction in the share capital recorded in the Commercial Register. Our share capital may be reduced below CHF 100,000 only if and to the extent that at the same time the statutory minimum share capital of CHF 100,000 is re-established by sufficient new fully paid-in share capital. Our board of directors must give public notice of the capital reduction in the Swiss Official Gazette of Commerce and notify creditors that they may request, within 30 calendar days after such publication, security for their claims. The obligation to provide security does not apply if the Company fulfills the claims or proves that its ability to fulfill such claims is not compromised by the capital reduction. The reduction of the share capital may be implemented only after expiration of this time limit.

Our board of directors will determine the ex-dividend, record and payment dates. Dividends are usually due and payable shortly after the general meeting of shareholders has passed the resolution approving the payment, but shareholders may also resolve at the general meeting of shareholders to pay dividends in quarterly or other installments.

The decision to propose the payment of dividends or other distributions is a business decision that will be made by our board of directors from time to time based on our results of operations, financial position, capital requirements, contractual restrictions, business prospects, and such other considerations as our board of directors considers relevant.

Transfer of Shares

Shares in uncertificated form (Wertrechte) may only be transferred by way of assignment. Shares or the beneficial interest in shares, as applicable, credited in a securities account may only be transferred when a credit of the relevant intermediated securities to the acquirer’s securities account is made in accordance with applicable rules.

Voting rights may be exercised only after a shareholder has been entered in the share register with his or her full name, address and nationality or, in the case of legal entities, the company name and the registered office as a shareholder with voting rights. For a discussion of the restrictions applicable to the registration in the share register and the exercise of voting rights, see the section entitled “—Voting Rights”.

Inspection of Books and Records

Under the CO, a shareholder has a right to inspect our share register with respect to his, her or its own shares and otherwise to the extent necessary to exercise his, her or its shareholder rights. No other person has a right to inspect our share register. Shareholders who hold, alone or together, ordinary shares representing at least 5% of the share capital or the votes may request to inspect our books and records. Subject to the safeguarding of our business secrets and other legitimate interests, our board of directors may authorize such inspection to the extent necessary to exercise shareholder rights within four months following receipt of such requests.

Special Investigation

If the shareholders’ right to information in the general meeting of shareholders or right to inspection as outlined above prove to be insufficient in the judgment of the shareholder, such shareholder may propose to the general meeting of shareholders that specific facts be examined by a special examiner in a special investigation. If the general meeting of shareholders approves the proposal, we or any shareholder may, within 30 calendar days after the general meeting of shareholders, request the competent court to appoint a special examiner. If the general meeting of shareholders rejects the request, one or more shareholders representing at least 5% of the share capital or the votes may request, within three months after the general meeting of shareholders, that the competent court appoint a special examiner. The competent court will issue such an order if the petitioner(s) can furnish prima facie evidence that our corporate bodies or any member thereof infringed the law or our articles of association and such infringements are capable of causing damages to us or the shareholders. The costs of the investigation would generally be allocated to us and only in exceptional cases in full or in part to the petitioner(s).

Shareholders’ Rights to Bring Actions for the Benefit of the Company

According to the CO, an individual shareholder may bring an action, in its own name and for the benefit of the Company, against the Company’s directors, officers or liquidators for the recovery of any losses we have suffered as a result of the intentional or negligent breach by such directors, officers or liquidators of their duties. The general meeting of shareholders may resolve that the Company brings such action against the Company’s directors, officers or liquidators and instruct the board of directors or a representative to do so on behalf of the Company.

Compulsory Acquisitions; Appraisal Rights

Business combinations and other transactions that are governed by the Swiss Merger Act (i.e., mergers, demergers, conversion of a corporation and certain asset transfers) are binding on all shareholders. A statutory merger or demerger requires approval of two-thirds of the votes represented at a general meeting of shareholders and the absolute majority of the nominal value of the shares represented at such meeting.

If a transaction under the Swiss Merger Act receives all of the necessary consents, all shareholders are compelled to participate in such transaction.

Swiss corporations may be acquired by an acquirer through the direct acquisition of shares. The Swiss Merger Act provides for the possibility of a so-called “cash-out” or “squeeze-out” merger if 90% of the shareholders of the transferring company who are entitled to vote give their consent. In these limited circumstances, minority shareholders of the corporation being acquired may be compensated in a form other than through shares of the acquiring corporation (for instance, through cash or securities of a parent corporation of the acquiring corporation or of another corporation).

For business combinations effected in the form of a statutory merger or demerger and subject to Swiss law, the Swiss Merger Act provides that if equity rights have not been adequately preserved or compensation payments in the transaction are not adequate, a shareholder may request the competent court to determine an adequate amount of compensation. Shareholders who consider their equity rights not to have been adequately preserved or the compensation received or to be received to be inadequate are entitled to exercise appraisal rights in accordance with the Swiss Merger Act by filing a suit against the surviving corporation with the competent Swiss civil court at the registered office of the surviving corporation or of the transferring corporation. The suit must be filed within two months after the merger or demerger resolution has been published in the Swiss Official Gazette of Commerce. If such a suit is filed, the court must assess whether the equity rights have been adequately preserved or the compensation paid or to be paid to the shareholders is adequate compensation and, should the court consider it to be inadequate, determine any additional adequate compensation. A decision issued by a competent court in this respect can be acted upon by any person who has the same legal status as the claimant. The filing of an appraisal suit will not prevent completion of the merger or demerger.

In addition, under Swiss law, the sale of all or substantially all of our assets may be construed as a de facto dissolution of the Company, and consequently require the approval of two-thirds of the votes represented at a general meeting of shareholders and the majority of the nominal value of the shares represented at such meeting. Whether a shareholder resolution is required depends on the particular transaction, and the following circumstances are generally deemed relevant in this respect:

•	a core part of the company’s business is sold without which it is economically impracticable or unreasonable to continue to operate the remaining business;

•	the company’s assets, after the divestment, are not invested in accordance with the company’s business purpose set forth in its articles of association; and

•

the proceeds of the divestment are not earmarked for reinvestment in accordance with the company’s business purpose but, instead, are intended for distribution to the company’s shareholders or for financial investments unrelated to the company’s business.

Board of Directors

Number of Directors; Election

Our articles of association provide that our board of directors shall consist of a minimum of three members and a maximum of nine members.

The members of our board of directors and the chairperson are elected annually by the general meeting of shareholders for a term of office until completion of the next annual general meeting of shareholders and are eligible for re-election. Each member of our board of directors must be elected individually.

Powers

Pursuant to Swiss corporate law, our board of directors has the following non-transferable and inalienable powers and duties:

•	the ultimate management of the Company and the issuance of necessary instructions;

•	the determination of the organization of the Company;

•	the structuring of the accounting system, of the financial controls and of the financial planning;

•	the appointment and dismissal of the persons entrusted with management and representation of the Company, and issuance of rules on the signature authority;

•	the ultimate supervision of the persons entrusted with management of the Company, in particular in view of compliance with the law, the articles of association, regulations and directives;

•	the preparation of the annual report and the compensation report;

•	the preparation of the general meetings of shareholders and the implementation of its resolutions;

•

the adoption of resolutions on the change of the share capital to the extent that such power is vested in the board of directors, the ascertainment of capital changes, the report on the capital increase, and the respective amendments to the articles of association (including deletions);

•	the non-transferable and inalienable powers and duties of the board of directors pursuant to the Swiss Merger Act;

•	the submission of an application for debt-restructuring moratorium and the notification of the court if liabilities exceed assets; and

•	other powers and duties reserved to the board of directors by law or the articles of association.

The board of directors may, while retaining such non-transferable and inalienable powers and duties, delegate some of its powers, in particular the executive management of the Company, in whole or in part to one or several of its members, to committees or to third parties (such as executive officers) who need not be members of the board of directors nor shareholders. Pursuant to our articles of association, details of the delegation must be set forth in the organizational regulations issued by the board of directors. The organizational regulations may also contain other procedural rules such as quorum requirements. Our board of directors has delegated the executive management of the Company to our chief executive officer.

Indemnification of Directors and Executive Management

Under Swiss law, subject to certain limitations, a corporation may indemnify and hold harmless directors and other persons entrusted with its management out of the assets of the corporation from and against actions, costs, charges, losses, damages and expenses which they or any of them may incur or sustain by or by reason of any act done, concurred in or omitted, in connection with the execution of their statutory duties, provided that such indemnity (if any) shall not extend to any matter in which any of said persons is found to have committed an intentional or grossly negligent breach of his or her duties. Our articles of association contain provisions governing the indemnification of the members of our board of directors and of our executive committee and the advancing of related defense costs to the extent not included in insurance coverage or paid by third parties. In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of his or her duties under the employment agreement with the employer.

We have entered or will enter into indemnification agreements with each of the members of our board of directors and of our executive committee.

Conflict of Interest; Management Transactions

Swiss law provides that all members of the board of directors and of the executive committee must inform the board of directors without delay of any conflicts of interest. In such an event, the board of directors has to take such measures as are necessary to safeguard the Company’s interests. Further, the CO requires our directors and executive officers to safeguard the Company’s interests and imposes a duty of loyalty and duty of care on our directors and executive officers. This rule is generally understood to disqualify directors and executive officers from participating in decisions that directly affect them. Our directors and executive officers are personally liable to us for breaches of these obligations.

Under Swiss law, directors and all persons engaged in the Company’s management are liable to the Company, each shareholder and in certain circumstances our creditors for damages caused by an intentional or negligent violation of their duties. Furthermore, Swiss law contains a provision under which payments made to any of our shareholders, directors, executive officers or members of the advisory board (if any) or any person associated with any such person, other than payments made at arm’s length, must be repaid to the Company if such person or associated person acted in bad faith.

If in connection with the entering into a contract (except relating to daily business matters for a value of up to CHF 1,000) we are represented by the person with whom we are entering into the contract with, such contract must be in writing.

Our Code of Conduct and organizational regulations also cover a broad range of matters, including the handling of conflicts of interest.

Principles of the Compensation of the Board of Directors and Executive Committee

Pursuant to Swiss corporate law, the Company is subject to certain rules related to the compensation of the members of the board of directors and of the executive committee applicable to listed Swiss corporations.

Say on pay

For listed companies, Swiss corporate law requires a “say on pay” approval mechanism for the compensation of the board of directors and the executive committee pursuant to which the shareholders must vote on the compensation of the board of directors and the executive committee on an annual basis. In accordance with these requirements, our articles of association provide that the general meeting of shareholders must, each year, approve separately the proposals of the board of directors regarding the aggregate amounts of:

(a) the maximum compensation of the board of directors until completion of the next annual general meeting of shareholders; and

(b) the maximum compensation of the executive committee for the following financial year.

The board of directors may submit for approval by the general meeting of shareholders deviating or additional proposals relating to the same or different periods.

If the general meeting of shareholders does not approve the proposed amount of compensation, the board of directors prepares a new proposal, taking into account all relevant factors, and submits such new proposal for the approval at the same general meeting of shareholders, a subsequent extraordinary general meeting of shareholders or the next annual general meeting of shareholders.

Pursuant to our articles of association, if the maximum aggregate amount of compensation of the executive committee already approved by the general meeting of shareholders is not sufficient to also cover the compensation of one or more persons who become a member of or are being promoted within the executive committee after the general meeting of shareholders has approved the compensation of the executive committee for the relevant period, each such person may per each compensation period be paid up to 100% of the aggregate amount of maximum compensation of the executive committee last approved by the general meeting of shareholders (supplementary amount).

Swiss corporate law and our articles of association provide that if the variable compensation of the executive committee is submitted to the annual general meeting of shareholders for approval for the following financial year (i.e., prospectively), the compensation report for the relevant financial year is subsequently submitted to the annual general meeting of shareholders for an advisory vote.

Compensation principles in our articles of association

Under Swiss corporate law, we are required to define the principles for the determination of the compensation of the board of directors and the executive committee in our articles of association. According to our articles of association, the compensation of the non-executive directors consists of fixed compensation elements and may comprise further compensation elements. The compensation of executive directors and members of the executive committee comprises fixed and variable compensation elements. Fixed compensation comprises the base salary and may consist of other compensation elements. Variable compensation may take into account the achievement of specific performance targets. The total compensation shall take into account the position and level of responsibility of the recipient. Compensation may be paid in the form of cash, shares, options or other share-based instruments or units, or in the form of other types of benefits. Our board of directors or, to the extent delegated to it, the compensation committee determines grant, vesting, exercise, restriction and/or forfeiture conditions and periods and may provide for continuation, acceleration or removal of vesting, exercise, restriction and/or forfeiture conditions and periods, for payment or grant of compensation based upon assumed target achievement, or for forfeiture, in each case for pre-determined events such as a change of control or termination of an employment or mandate agreement.

Our articles of association permit us or our subsidiaries to grant loans or credits to our directors and executive officers at market conditions whereby the total amount of such loans and credits may not exceed CHF 5,000,000.

Prohibited forms of compensation

Swiss corporate law prohibits certain types of compensation arrangements with current and former members of a listed Swiss corporation’s board of directors and executive committee and related persons. In particular, the CO prohibits severance payments in any form. Notice periods in employment agreements exceeding one year and employment agreements for a fixed term of more than one year are deemed to be prohibited severance payments. Payments in connection with post-employment non-compete covenants that exceed the average compensation for the last three financial years, that are not in line with market terms or that are not commercially motivated are prohibited. Also, compensation that is not in line with market terms in connection with the former activity as a member of the board of directors or executive committee are prohibited. Consultancy agreements are not subject to the CO’s severance pay prohibition, unless they are deemed to be disguised severance payments based on their terms. The CO also restricts certain forms of advance compensation payments. Replacement awards compensating benefits and other entitlements that executive officers forfeit from their previous employers are permissible, whereas genuine and unconditional prepayments of salary (i.e., if the contractual salary is paid in advance without being subject to conditions) and sign-on bonuses are not permitted. The CO also prohibits transaction bonuses and certain types of compensation and benefits not expressly provided for by a company’s articles of association.

Compensation disclosure

The CO requires the board of directors to prepare an annual audited compensation report disclosing the compensation directly or indirectly awarded to members of the board of directors and the executive committee (and, to the extent not in line with market standards or relating to post-contractual non-compete undertakings, to former members of and parties related to these bodies) for the past financial year. The compensation awarded to the board of directors has to be disclosed both on an aggregate basis as well as individually on a named basis for each director. The compensation awarded to the executive committee has to be disclosed on an aggregate basis; in addition, the compensation of the highest paid member of the executive committee needs to be disclosed individually on a named basis. In case the company pays compensation out of the supplementary amount as described above, such compensation has to be disclosed on an aggregate basis as well as individually on a named basis. In addition, we have to disclose shares and other equity-linked positions in the Company held by members of the board of directors and of the executive committee or persons closely related to them in the notes to our annual financial statements or, as from the 2023 compensation report.

Swiss corporate law and our articles of association provide that if the variable compensation of the executive committee is submitted to the annual general meeting of shareholders for approval for the following financial year (i.e., prospectively), the compensation report for the relevant financial year is subsequently submitted to the annual general meeting of shareholders for an advisory vote.

Criminal provisions

Directors or members of the executive committee who intentionally pay or receive certain impermissible forms of compensation are subject to criminal liability (imprisonment and monetary penalty). Directors who intentionally do not comply with certain other provisions of the CO are also subject to criminal liability (imprisonment and/or a monetary penalty).

Borrowing Powers

Neither Swiss law nor our articles of association restrict in any way our power to borrow and raise funds. The decision to borrow funds is made by or under the direction of our board of directors, and no approval by the shareholders is required in relation to any such borrowing.

Repurchases of Shares and Purchases of Own Shares

The CO limits our right to purchase and hold our own shares. We and our subsidiaries may purchase shares only if and to the extent that we have freely distributable reserves in the amount of the purchase price. Further, the aggregate nominal value of all shares held by us must not exceed 10% of our share capital. Pursuant to the CO, where shares are acquired in connection with a transfer restriction set out in our articles of association or an action for the dissolution of the Company (Auflösungsklage), the foregoing upper limit is 20%. If we own shares that exceed the threshold of 10% of our share capital, the excess must be sold or cancelled by means of a capital reduction or within the capital range (if any) within two years. We must present the acquired shares on our stand-alone statutory balance sheet as a negative item in our equity.

Shares held by us or our subsidiaries are not entitled to vote at the general meeting of shareholders but are entitled to the economic benefits applicable to the shares generally, including dividends, pre-emptive rights in the case of share capital increases and advance subscription rights.

In addition, selective share repurchases are only permitted under certain circumstances. Within these limitations, as is customary for Swiss corporations, we may purchase and sell our own shares from time to time in order to, among other things, meet our obligations under our equity incentive plans, to meet imbalances of supply and demand, to provide liquidity and to even out variances in the market price of shares, or for purposes of cancellation.

Notification and Disclosure of Substantial Share Interests

The disclosure obligations generally applicable to shareholders of Swiss corporations under the Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading, or the Financial Market Infrastructure Act, do not apply to us since our shares are not listed on a Swiss stock exchange.

Mandatory Bid Rules

The obligation of any person or group of persons that acquires more than one third of a company’s voting rights to submit a cash offer for all the outstanding listed equity securities of the relevant company at a minimum price pursuant to the Financial Market Infrastructure Act does not apply to us since our shares are not listed on a Swiss stock exchange.

Limitation of Liability and Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar of Shares

Our share register is kept by Computershare Trust Company, N.A., which acts as transfer agent and registrar. The share register reflects only holders of record of our ordinary shares, usufructuaries therein and/or nominees subject to the limitations set forth in article 5 of our articles of association (see for more details the section entitled “—Voting Rights”). Swiss law does not recognize fractional share interests.

Listing

Our ordinary shares are listed on The Nasdaq Global Market under the symbol “VECT.”

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Swiss law, subject to certain limitations, a corporation may indemnify and hold harmless directors and other persons entrusted with its management out of the assets of the corporation from and against actions, costs, charges, losses, damages and expenses which they or any of them may incur or sustain by or by reason of any act done, concurred in or omitted, in connection with the execution of their statutory duties, provided that such indemnity (if any) shall not extend to any matter in which any of said persons is found to have committed an intentional or grossly negligent breach of his or her duties. Our articles of association contain provisions governing the indemnification of the members of its board of directors and of its executive committee and the advancing of related defense costs to the extent not included in insurance coverage or paid by third parties.

In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of his or her duties under the employment agreement with us.

We currently maintain directors’ and officers’ insurance for our directors and officers.

We have entered or will enter into indemnification agreements with each of our directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

See also the undertakings set out in response to Item 9 hereof.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date

4.1	Amended and Restated Articles of Association of the VectivBio Holding AG, as currently in effect.	6-K	001-40316	1.2	10/18/22

4.2	2021 Equity Inventive Plan and related form agreements	F-1	333-254523	10.8	04/05/21

4.3*	Amendment No. 1 to 2021 Equity Incentive Plan

5.1*	Opinion of Homburger AG.

23.1*	Consent of Ernst and Young AG, Independent Registered Public Accounting Firm.

23.2*	Consent of Homburger AG (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Form S-8).

107*	Filing Fee Table.

*	Filed herewith.

ITEM 9.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Exhibit 107 Filing Fee Table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Basel, Switzerland, on this 27th day of January, 2023.

VECTIVBIO HOLDING AG

By:	/s/ Luca Santarelli
	Name:	Dr. Luca Santarelli
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dr. Luca Santarelli and Dr. Claudia D’Augusta, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Luca Santarelli	Chief Executive Officer and Director (Principal Executive Officer)	January 27, 2023
Dr. Luca Santarelli

/s/ Dr. Claudia D’Augusta	Chief Financial Officer (Principal Financial and Accounting Officer)	January 27, 2023
Dr. Claudia D’Augusta

/s/ Dr. Thomas Woiwode	Chairman of the Board	January 27, 2023
Dr. Thomas Woiwode

/s/ Wouter Joustra	Director	January 27, 2023
Wouter Joustra

/s/ Hans Schikan	Director	January 27, 2023
Hans Schikan

/s/ Sandip Kapadia	Director	January 27, 2023
Sandip Kapadia

/s/ Paul Carter	Director	January 27, 2023
Paul Carter

/s/ Murray Stewart	Director	January 27, 2023
Murray Stewart

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of VectivBio Holding AG, has signed this registration statement on Form S-8 in New York, NY on January 27, 2023.

Authorized U.S. Representative
VECTIVBIO US, Inc.

By:	/s/ Scott Applebaum
	Name:	Scott Applebaum
	Title:	Chief Legal Officer